As filed with the Securities and Exchange Commission on July 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Qualys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0534145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

919 E. Hillsdale Boulevard, 4th Floor,
Foster City, California 94404
(Address of registrant's principal executive offices, including zip code)

Qualys, Inc. 2021 Employee Stock Purchase Plan

(Full title of the Plan)

Joo Mi Kim

Chief Financial Officer

Qualys, Inc.

919 E. Hillsdale Boulevard, 4th Floor,

Foster City, California 94404

(908) 953-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Victor A. Flores Baker & McKenzie LLP Two Embarcadero Center, 11th Floor San Francisco, CA 94111-3802 (415) 576-3000		Bruce K. Posey Vice President, General Counsel and Corporate Secretary Qualys, Inc. 919 East Hillsdale Boulevard, 4th Floor Foster City, California 94404 (650) 801-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of ☐ the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share, reserved for issuance under the 2021 Employee Stock Purchase Plan	600,000	$101.79	$61,074,000.00	$6,663.17

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Registrant’s 2021 Employee Stock Purchase Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction which result in an increase in the number of the outstanding shares of the Common Stock.

(2)

Estimated solely for the purposes of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based upon $101.79, which represents the average of the high and low prices of the Common Stock on June 30, 2021, as reported on the Nasdaq Stock Market.

(3)

The amount of the registration fee is calculated pursuant to Section 6(b) of the Securities Act, which currently provides that the filing fee rate shall be “$109.10 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered.

EXPLANATORY NOTE

The Registrant hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register an aggregate of 600,000 shares of the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Registrant’s 2021 Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS* ITEM 1. PLAN INFORMATION

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the document incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1)	The Registrant’s annual report on Form 10-K for its fiscal year ended December 31, 2020, filed with the Commission on February 22, 2021;

(2)	The Registrant’s quarterly report on Form 10-Q for the first quarter of fiscal 2021 ended March 31, 2021, filed with the Commission on May 5, 2021;

(3)

The Registrant’s current report on Form 8-K, filed with the Commission on February 10, 2021, March 22, 2021, April 29, 2021, and June 11, 2021 (other than any portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(4)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35662) initially filed with the Commission on September 24, 2012, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed to be filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect, provides that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Amended and Restated Bylaws of the Registrant, as currently in effect, provide that:

•

The Registrant is required to indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the Amended and Restated Bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the Amended and Restated Certificate of Incorporation and Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Qualys, Inc. (incorporated herein by reference to Exhibit 3.3 of Registrant’s Registration Statement on Form S-1/A filed on September 12, 2012).

4.2	Amended and Restated Bylaws of Qualys, Inc. (incorporated by reference to Exhibit 3.5 of the Registrant’s Registration Statement on Form S-1/A filed on September 12, 2012).

4.3	Qualys, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed on June 11, 2021).

5.1	Opinion of Baker & McKenzie LLP.

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2	Consent of Baker & McKenzie LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

24.1	Power of Attorney (contained on signature page hereto).

ITEM 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on the 2nd day of July, 2021.

QUALYS, INC.

By:	/s/ Joo Mi Kim

Name:	Joo Mi Kim
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sumedh Thakar, Joo Mi Kim, and Saikat Paul jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Qualys, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on the date set forth, and in the capacities indicated, below.

Name	Position	Date

/s/ Sumedh Thakar	Director, President and Chief Executive Officer	July 2, 2021
Sumedh Thakar	(Principal Executive Officer)

/s/ Joo Mi Kim	Chief Financial Officer	July 2, 2021
Joo Mi Kim	(Principal Financial Officer)

/s/ Saikat Paul	Chief Accounting Officer	July 2, 2021
Saikat Paul	(Principal Accounting Officer)

/s/ Sandra E. Bergeron	Chair of the Board	July 2, 2021
Sandra E. Bergeron

/s/ Jeffrey P. Hank	Director	July 2, 2021
Jeffrey P. Hank

/s/ Kristi M. Rogers	Director	July 2, 2021
Kristi M. Rogers

/s/ General Peter Pace	Director	July 2, 2021
General Peter Pace

/s/ Wendy M. Pfeiffer	Director	July 2, 2021
Wendy M. Pfeiffer

/s/ John A. Zangardi	Director	July 2, 2021
John A. Zangardi